Schedule I

Name, business address, present principal occupation or employment and place of citizenship of the directors and executive officers of Pfizer

The business address of each director and executive officer is c/o Pfizer Inc., 66 Hudson Boulevard East, New York, NY 10001. Unless otherwise indicated, each director and executive officer is a citizen of the United States.

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
Albert Bourla, DVM, Ph.D. Chairman and Chief Executive Officer	Chairman and Chief Executive Officer, Pfizer.
Ronald E. Blaylock Independent Director	Founder, Managing Partner of GenNx360 Capital Partners.
Mortimer J. Buckley Independent Director	Former Chairman and Chief Executive Officer of Vanguard Group Inc.
Susan Desmond-Hellmann, M.D., M.P.H. Independent Director	Former Chief Executive Officer of the Bill & Melinda Gates Medical Research Institute.
Joseph J. Echevarria Independent Director	Retired Chief Executive Officer of Deloitte LLP.
Scott Gottlieb, M.D. Independent Director	Partner, New Enterprise Associates, Inc.’s Healthcare Investment Team and Senior Fellow of the American Enterprise Institute.
Susan Hockfield, Ph.D. Independent Director	Professor of Neuroscience and President Emerita, Massachusetts Institute of Technology.
Dan R. Littman, M.D., Ph.D. Independent Director	Helen L. and Martin S. Kimmel Professor of Molecular Immunology, Department of Pathology at NYU Grossman School of Medicine. Investigator of the Howard Hughes Medical Institute.
Shantanu Narayen Lead Independent Director	Chairman and Chief Executive Officer of Adobe Inc.
Suzanne Nora Johnson Independent Director	Retired Vice Chairman, Goldman Sachs Group, Inc.
James Quincey Independent Director	Chairman and Chief Executive Officer, The Coca-Cola Company. Country of citizenship United Kingdom.
James C. Smith Independent Director	Chairman of the Thomson Reuters Foundation. Retired President and Chief Executive Officer of Thomson Reuters Corporation.
Cyrus Taraporevala Independent Director	Former President and Chief Executive Officer of State Street Global Advisors.
Andrew Baum Chief Strategy and Innovation Officer, Executive Vice President	Chief Strategy and Innovation Officer, Executive Vice President, Pfizer. Country of citizenship United Kingdom
Chris Boshoff, FRCP, FMedSci, Ph.D. Chief Scientific Officer and President, Research & Development	Chief Scientific Officer and President, Research & Development, Pfizer.

Alexandre de Germay Chief International Commercial Officer, Executive Vice President	Chief International Commercial Officer, Executive Vice President., Pfizer. Country of citizenship France.
David M. Denton Chief Financial Officer, Executive Vice President	Chief Financial Officer, Executive Vice President, Pfizer.
Lidia Fonseca Chief Digital and Technology Officer, Executive Vice President	Chief Digital and Technology Officer, Executive Vice President, Pfizer.
Douglas M. Lankler Chief Legal Officer, Executive Vice President	Chief Legal Officer, Executive Vice President, Pfizer.
Aamir Malik Chief U.S. Commercial Officer, Executive Vice President	Chief U.S. Commercial Officer, Executive Vice President, Pfizer.
Michael McDermott Chief Global Supply Officer, Executive Vice President	Chief Global Supply Officer, Executive Vice President, Pfizer.
Payal Sahni Becher Chief People Experience Officer, Executive Vice President	Chief People Experience Officer, Executive Vice President, Pfizer.